Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Samsonite Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-57014, 333-128685 and 333-128684) on Form S-8 of Samsonite Corporation of our report dated May 11, 2006, with respect to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 2006, and the related financial statement schedule, which report appears in the January 31, 2006 annual report on Form 10-K of Samsonite Corporation.

Our report included an explanatory paragraph stating that, as discussed in Note 2, Samsonite Corporation restated its consolidated financial statements as of January 31, 2005 and for the years ended January 31, 2005 and 2004.

/s/ KPMG LLP

Denver, Colorado

May 11, 2006